FOR IMMEDIATE RELEASE

BDCA Enters into $60.0 Million Credit Facility

New Financing Expands and Diversifies BDCA’s Ability to Finance Middle Market Loans

New York, New York, February 27, 2014 ˗ Business Development Corporation of America (“BDCA”), a business development company primarily focused on senior debt investments in middle market private companies, announced today that on February 21, 2014, it entered into a $60.0 million senior secured revolving credit facility. BDCA expects to use the financing available under the new credit facility along with cash on hand to finance its ongoing investment activities and for general corporate purposes. Deutsche Bank AG, New York Branch, is the lender and administrative agent under the credit facility.

Peter Budko, CEO of BDCA Adviser, commented, “We are excited to grow our relationship with Deutsche Bank, expand our balance sheet and diversify our ability to finance middle market loans.”

About BDCA

A registration statement relating to the common stock of BDCA was filed with and has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). These securities have not been approved or disapproved by the SEC or any state securities commission, nor have they passed upon the accuracy or adequacy of the prospectus. The offering of BDCA’s common stock is being made solely by means of a written prospectus forming part of the effective registration statement. The prospectus, which is available at www.bdcofamerica.com and http://www.sec.gov and may be obtained by calling 1-888-518-8073, contains additional information about BDCA. The prospectus should be read carefully by an investor before investing. Investors are advised to consider the investment objectives, risks, charges and expenses of BDCA carefully before investing. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements, including statements with regard to the future performance of BDCA. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different.

Prospective investors should consider the investment objectives, risks, and charges and expenses of BDCA carefully before investing. BDCA’s prospectus contains information about these important issues as well as other information about BDCA. A prospectus for BDCA may be obtained by calling 877-373-2522 or writing us in care of: Realty Capital Securities, LLC, Three Copley Place, Suite 3300, Boston, MA 02116. You may also download a copy of BDCA’s prospectus by going to www.bdcofamerica.com. Please read the prospectus carefully before investing.

Contacts

Anthony J. DeFazio	Nicholas Radesca, CFO, Treasurer & Secretary
DDCworks	Business Development Corporation of America
tdefazio@ddcworks.com	nradesca@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)